FEE WAIVER AGREEMENT
     By this Agreement, Vantagepoint Investment Advisers, LLC (“VIA”) agrees to waive and/or reimburse, on the terms and subject to the conditions set forth herein, certain fees or expenses of the Vantagepoint Milestone 2050 Fund (the “Fund”), a separate series of The Vantagepoint Funds.
1.	Amount of Fee Waiver. The amount of fees waived or expenses reimbursed pursuant to this Agreement shall be limited to that portion of the total “Annual Fund Operating Expenses” that exceeds 1.10% of annual average daily net assets for Investor M Shares and 0.85% of annual average daily net assets for TM Shares. Total “Annual Fund Operating Expenses” of a share class shall mean all annual operating expenses that are deducted from that share class’ assets (including “Other Expenses;” “Acquired Fund Fees and Expenses,” such as expenses of the Fund’s underlying funds in which the Fund invests; “Management Fees;” and “Distribution [and/or Service] (12b-1) Fees”), as defined in the Instructions to Item 3 of Form N-1A as in effect on the date of this Agreement.

2.	Term of Waiver. This fee waiver shall be in effect until (a) April 30, 2014 or (b) such later date as VIA may from time to time notify to the Board, in writing. For so long as this fee waiver remains in effect, VIA shall inform the Board annually and in writing whether it intends to continue or discontinue the waiver, in whole or in part, as to the Fund at the time of the Board’s annual consideration of the renewal of the Second Master Investment Advisory Agreement between The Vantagepoint Funds, on behalf of the Fund, and VIA.

3.	Effective Date: The effective date of this Agreement shall be March 1, 2013.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, VIA has caused this Agreement to be executed by its duly authorized officer, as of this ____ day of _______, 2013.

VANTAGEPOINT INVESTMENT ADVISERS, LLC.

By:

Angela Montez
Assistant Secretary

Approved By:
Elizabeth Glista
Treasurer
Acknowledged by:
THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint Milestone 2050 Fund

By:

Angela Montez
Secretary

Approved By:
Elizabeth Glista
Treasurer

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